EXHIBIT 4.5


              FORM OF RESTRICTED STOCK AGREEMENT TO BE ENTERED INTO
                              FOR RESTRICTED STOCK



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                           RESTRICTED STOCK AGREEMENT
                           --------------------------


                                 PURSUANT TO THE
                        GUARANTY FEDERAL BANCSHARES, INC.

                          2000 STOCK COMPENSATION PLAN
                          ----------------------------



     This Agreement shall constitute an award of Restricted Stock ("Award") for a total of _____________ shares of Common Stock of GUARANTY FEDERAL BANCSHARES, INC. (the "Corporation"), which is hereby granted to _________________ (the "Participant") at the price determined as provided herein, and in all respects subject to the terms, definitions and provisions of the Guaranty Federal Bancshares, Inc. 2000 Stock Compensation Plan (the "Plan") adopted by the Corporation which is incorporated by reference herein, receipt of which is hereby acknowledged.

       1. Purchase Price.  The  purchase  price  for each share of Common  Stock
          --------------
awarded by this Agreement is $0.00.

       2. Vesting of Plan Awards. The Award of such Common Stock shall be deemed
          ----------------------
non- forfeitable in accordance with the provisions of the Plan, provided the holder of such Award is an employee, director or director emeritus of the Corporation as of such date, as follows:

             (a)   Schedule of Vesting of Awards.


                                       Number        Percentage of Total Shares
                                         of              Awarded Which Are
                         Date          Shares             Non-forfeitable
                         ----          ------             ---------------

Upon Grant                                0                       0%
As of............................        ___                     20%
As of............................        ___                     40%
As of............................        ___                     60%
As of............................        ___                     80%
As of............................        ___                    100%

             (b) Restrictions on Awards. This Award may not be delivered to the recipient if the issuance of the Shares pursuant to the Award would constitute a violation of any applicable federal or state securities or other law or valid regulation. As a condition to the Participant's receipt of this Award, the Corporation may require the person receiving this Award to make any representation and warranty to the Corporation as may be required by any applicable law or regulation.



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       3. Non-transferability of Award. This Award may not be transferred in any
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manner prior to such Award, or portion  thereof,  being deemed  non-forfeitable.
Notwithstanding anything herein or in the Plan to the contrary, all Shares subject to an Award held by a Participant whose employment or service with the Corporation or the Bank terminates due to death shall be deemed 100% earned and nonforfeitable as of the Participant's last date of employment or service with the Corporation or the Bank and shall be distributed as soon as practicable thereafter to the Beneficiary as set forth in accordance with the Plan.

       4. Other Restrictions on Award. This Award shall be subject to such other
          ---------------------------
restrictions and limitations as are contained in the Plan or as determined by the Plan Committee administering such Plan. Such Award shall be immediately 100% vested upon death, Retirement, or Disability (as determined by the Plan Committee) of the Participant or upon a Change in Control of the Corporation.



                                               Guaranty Federal Bancshares, Inc.



Date of Grant:                                 By
                -----------------                 ------------------------------





Attest:



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